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Henrik Fisker’s Interview with Maria Bartiromo – Fox Business – Mornings with Maria

October 28, 2020

Maria: Fisker is getting in on the electric car game, beginning with the manufacturing of the Fisker Ocean SUV. It is getting ready to launch and IPO under a new partnership with Spartan Energy and joining me right now is the founder and CEO of Fisker, Henrik Fisker. Henrik great to have you this morning and thanks very much for joining us. First, assess the market for us. You know we’ve spoken with Nikola. We have obviously looked at Tesla, and this market seems to be expanding. Tell me how you see it right now and the potential for growth.

Henrik: Yeah, I think the big growth…good morning Maria by the way, you got me up early here in California, but I think the big growth is…the big growth is going to happen, I think, in 2024-25. That’s when you’re going to see more than I believe 20 percent of all vehicles being sold will be electric, and by 2030, definitely well over 50 percent. So, I think, the entire industry have already realized we are going electric. It’s only a matter now when, when is the big shift happening. But we’re definitely going to go electric.

Maria: What do you need to see in order for this story to take hold and stick to those targets in terms of when will we actually see this really materialize in a big way?

Henrik: Well I think there’s two things. One, we do need to have a full electric charging infrastructure, and in fact, it’s bigger than most people know. So, it’s just not really common knowledge. So, we need a lot more, sort of, education about that we actually have quite a lot of electric chargers already. The second part is, we need some cool cars. I mean, you can’t force people to buy something they don’t like and so far…you know…there haven’t been a lot of choice in electric vehicles. Yes, you mentioned Tesla, but that’s sort of been the only choice for a reasonable electric car. There really isn’t a lot more other choice. So…you know…we’re bringing a real SUV to market. And why is that important because that is the fastest growing segment in the world. And there isn’t an electric SUV right now, so that’s what we are bringing to market, and I think that’s going to help the growth a lot.

Maria: So, do you think the infrastructure will improve toward more charging stations? I mean, I think you hit on something that’s really important. We don’t have enough chargers across the country to actually facilitate this.

Henrik: Well, there’s two interesting things there. One, is that about 80 or 90 percent of all vehicle charging is happening at home. And if you drive an electric car, which I do…you know…you never go anywhere. I mean, I think I’ve charged my car once at a super charger, but mainly you charge at home. But you’re right, you do need eventually an infrastructure when you go on a trip. So, there is a lot of effort being done. There’s several American companies doing it, and I think, like I mentioned by 2023-24 we should see a comprehensive infrastructure in the U.S. and in Europe.

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Maria: That’s terrific. So, Henrik, Fisker is nearing the end of a deal that would allow your company to go public through a special purpose acquisition merger. These SPACs have been real popular recently. Why have you chosen this route for a SPAC? Tell us what that does for the company and your access to capital.

Henrik: You know Maria, I’ve been many years raising money in Silicon Valley, and I did it once before. And I can tell you that, Silicon Valley, don’t like to…you know…basically put money in…you know…capital intensive ventures. And being in automotive, you need hundreds of millions of dollars. And I think the reason SPACs have become very popular with EV companies, specifically the reason we did it, is because we went out and we raised $1 billion in one go, and that’s something you just can’t do in private financing. And secondly…you know…I think Wall Street have realized that electric vehicles are not only coming, but there might be a few other Tesla’s that are going to come up in terms of…you know… having the valuation and the value and the impact on our market. And I think that’s the key.

Maria: Yeah, for sure, and you’re seeing real excitement and interest…demand on the part of investors, so that’s great for you. Henrik a minute ago you mentioned we need better cars. The electric car market is actually seeing a surge in new models. I think our audience would like to see some of these wheels, the announcement of your Ocean SUV. How would you say your car is different from a Tesla? Tell us about this beautiful SUV here that we’re going to look at in a moment.

Henrik: Well first of all, it’s a real SUV so it’s not a hatchback, which most of the electric vehicles are. So, it’s a real SUV when you look at it. It’s got a ton of features that no other car have. We have something called California mode where you can roll down all the windows with the push of one button, including the rear hatch. You can throw in stuff through the rear window without having to open the hatch, which is kind of cool. We’ve got the world’s largest solar roof. We got all the carpets by the way are made of recycled plastic bottles from the ocean. So, it’s also the world’s most environmentally friendly car. So, by not only being cool looking, it’s super environmentally friendly, it’s very useable. And most importantly, it’s affordable, it starts at $38,500, and I think that’s another issue that most electric cars have just been too expensive.

Maria: Well Henrik, I’m really glad you got up early for us this morning. Thank you so much. This was a great conversation, and I can’t believe that car is from plastic in the oceans. Good for you. Wonderful story Henrik. We’ll be following it. Thanks very much.

Henrik: Thank you, Maria.

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